Exhibit 10.99
2005 MANAGEMENT BONUS PLAN

COLLECTORS UNIVERSE, INC.

2005 MANAGEMENT BONUS COMPENSATION PLAN

1.    Purposes and Administration of the Plan.

1.1 Purpose. The purpose of the 2005 Management Bonus Compensation Plan (the “2005 Plan) is to assist Collectors Universe, Inc. (the “Company”) in promoting, and rewarding Participants for contributing to, the achievement of financial performance and strategic goals and objectives for the fiscal year ending June 30, 2005 (“fiscal 2005”), that promote the interests of the Company and its stockholders, by making a substantial portion of each Participant’s compensation for fiscal 2005 dependent on the Company’s achievement of those goals and objectives.

1.2 Administration of the 2005 Plan. The 2005 Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”). The Committee shall have the authority to interpret and construe the 2005 Plan and to adopt all necessary rules and regulations for administering the 2005 Plan. All decisions and determinations of the Committee with respect to the 2005 Plan shall be final and binding on all parties.

2.	Plan Participants.

The Compensation Committee has designated the following executive officers of the Company as participants in the 2005 Plan (the “Participants”):

Name	Position with the Company
Michael R. Haynes	Chief Executive Officer
David G. Hall	President
Michael J. Lewis	Chief Financial Officer

3.    Performance Goals and Bonus Compensation Awards.

3.1    Establishment of Performance Goals. The Compensation Committee will establish, in written form, for each Participant, performance goals that will be based on financial performance goals that have been established by the Board of Directors in the Company’s fiscal 2005 Annual Operating Plan (“Corporate Goals”). Additionally, the Committee may establish individualized performance objectives (“MBOs”), the achievement of which by a Participant, in the view of the Committee, are likely to enhance the Company’s financial performance in fiscal 2005 or establish a foundation for increased profitability over the longer-term. The Committee also will establish, in written form (i) threshold Corporate Goals or MBOs, which are those that must be met before a Participant will earn any bonus compensation under the 2005 Plan, (ii) target performance goals, which are based on one or more of the financial performance goals set forth in the 2005 Annual Operating Plan and may also include, in the case of any particular Participant, individualized MBOs, and (iii) maximum performance goals, which are financial performance goals and MBOs that substantially exceed the target performance goals and MBOs established by the Committee. Corporate Goals may be established for quarterly periods within, or for the entirety of, fiscal 2005 (each, a “Measurement Period”).

3.2    Fiscal 2005 Performance Goals. The Financial Performance Goals for 2005 have been established on the basis of one or more of the following criteria: fiscal 2005 quarterly or annual (i) net revenues, (ii) operating income, and (iii) pre-tax income. The MBOs that have been established include specified strategic initiatives or operational goals for the Company as a whole, or for any Division or Business Unit within the Company, the achievement of which is largely dependent on the performance of the particular Participant for whom the MBOs were established.

3.3    Bonus Compensation Awards. In conjunction with the adoption of this Plan, the Compensation Committee will establish bonus compensation awards for each Participant, which will be expressed in dollar amounts, percentages of salary or using such other metric as the Committee may deem to be appropriate. The bonus compensation awards for each Participant will be based on a number of factors, which may include a Participant’s (i) expected contribution to the Company’s fiscal 2005 or longer term financial performance, (ii) position and level of responsibilities with the Company, (iii) salary level, and (iv) past individual performance.

3.4    Determinations of Performance and Bonus Compensation Awards.

      (a)    The Committee shall, in its sole and absolute discretion, determine the extent to which the 2005 performance goals have been attained. In the case of quarterly financial performance goals, such determinations shall be made within forty-five (45) days after the end of the fiscal quarter, in accordance with the same generally accepted accounting principles that are used to prepare the Company’s quarterly financial statements that are filed with the Securities and Exchange Commission (the “SEC”) and may be based directly on the financial statements included in the Company’s Quarterly Report on Form 10-Q for the particular fiscal quarter for which such determinations are made. In the case of annual financial performance goals or MBOs, such determinations shall be made within ninety (90) days after the end of fiscal 2005, in accordance with the same generally accepted accounting principles that are used to prepare the Company’s annual financial statements that are filed with the SEC and may be based directly on the audited financial statements included in the Company’s Annual Report on Form 10-K for fiscal 2005.

          (b)    If the Committee determines, for a particular quarterly, or for the annual fiscal 2005, Measurement Period that none of the threshold performance goals established for a Participant was achieved, then, that Participant shall not be entitled to receive any bonus compensation award for such Measurement Period under the 2005 Plan. If it is determined, instead, that one or more of those threshold performance goals have been met or exceeded, then, the Participant shall become entitled to receive a bonus compensation award under this 2005 Plan in an amount which shall be determined based on the extent to which those threshold performance goals were exceeded and whether one or more of the target performance or maximum performance goals were achieved. Additionally, to be eligible to receive a bonus compensation award under this 2005 Plan for any Measurement Period, a Participant must have been performing services for the Company as of the last day of that Measurement Period. The determination as to whether a Participant was performing services for the Company on the last day of any such Measurement Period also shall be made by the Committee, in its sole and absolute discretion.

3.5    Changes to Performance Goals. At any time prior to the end of fiscal 2005, the Compensation Committee may adjust or change the performance goals to reflect the occurrence of (i) any extraordinary event (such as, by way of example, the events of September 11, 2001), (ii) any material corporate transactions, (iii) any material changes in corporate capitalization, accounting rules or principles or in the Company’s methods of accounting, (iv) any material changes in applicable law, or (v) any other material change of similar nature (each, an “Extraordinary Event”), but only if any such Extraordinary Event was not foreseeable at the time the performance goals then in effect under this Plan were established and would, in the sole opinion of the Committee, (x) make it unlikely that such performance goals will be achieved or (y) result in the achievement of any performance goals that would not have been likely to be achieved in the absence of such Extraordinary Event. Notwithstanding the foregoing, however, the occurrence of changes in the competitive environment or changes in economic or market conditions in the Company’s markets, whether or not expected or reasonably foreseeable, shall not constitute an Extraordinary Event and no change in performance goals shall be permitted to affect any bonus compensation award based on performance achieved during a Measurement Period that ended prior to the occurrence of any such Extraordinary Event.

3.6    Payment of Benefits. The Company shall pay any bonus compensation award earned by a Participant in cash, less applicable payroll and other withholdings, within thirty (30) days following the Committee’s determinations as set forth in Section 3.4 above. All payments made by check under the 2005 Plan shall be delivered in person or mailed to the last address of a Participant that is set forth in the records of the Company or shall be deposited to the Participant’s direct deposit account on file with the payroll department of the Company. Each Participant shall be responsible for furnishing the Company with the Participant’s current address and any changes that may occur therein and, if the Participant desires a bonus compensation award to be deposited in a direct deposit account, the information and authorization required to enable the Company to cause such deposit to be made in such account.

4.    Miscellaneous Provisions

4.1    No Enlargement of Employee Rights. Nothing in the 2005 Plan shall be construed to create or imply any contract of employment between any Participant and the Company, to confer upon any Participant any right to continue in the employ of the Company or to confer upon the Company any right to require any Participant’s continued employment.

4.2    Rights Not Alienable. Any rights provided to a Participant under the 2005 Plan may not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution, and shall be earned only by the Participant.

4.3    Other Compensation Plans. The adoption of the 2005 Plan shall not affect any other compensation plans in effect for the Company, nor shall the 2005 Plan preclude the Company from establishing or awarding any other forms of compensation for employees, officers or directors of the Company, including the Participants.

4.4    Amendment and Termination of 2005 Plan. The Company may amend, modify or terminate the 2005 Plan at any time, but any such amendment, modification or termination shall not be applied in a manner that would adversely affect any of the rights of any Participant with respect to any bonus compensation award under the 2005 Plan which had been awarded prior to such amendment, modification or termination.

4.5    Governing Law. To the extent not preempted by federal law, the 2005 Plan shall be determined in accordance with the laws of the State of California.

EXHIBIT A

FISCAL 2005 PERFORMANCE GOALS AND TARGET INCENTIVE AWARDS

The fiscal 2005 performance goals established for Michael R. Haynes, the Company’s CEO, and Michael J. Lewis, the Company’s CFO, are comprised of (i) overall Company net revenue and pre-tax earnings goals, and (ii) individualized performance goals (“MBOs”). The fiscal 2005 performance goals established for David G. Hall, the Company’s President, who is responsible for the performance of its Authentication and Grading Division, are the contributions made by that Division to the Company’s quarterly operating income in fiscal 2005 (the “Division Contributions”). Set forth below are the target and maximum bonus awards that each of them can earn under the 2005 Plan based on the extent to which, if any, they are able to achieve any one or more of those goals, assuming that their respect threshold performance goals, as established by the Committee are met.

	Potential Bonus Awards as a Percent of Annual Salary
	Target Award	Maximum Award

Michael R. Haynes, CEO	50.0%	150.0%

David G. Hall, President	100.0%	100.0%*

Michael Lewis, CFO	40.0%	120.0%

*	Mr. Hall’s target bonus is also the maximum bonus that Mr. Hall can earn under the fiscal 2005 Plan.

If a Participant’s threshold performance goals are exceeded, but the target performance goals are not achieved, or, in the case of Messrs. Haynes and Lewis, if target performance goals are exceeded, but maximum performance goals are not achieved, the bonus compensation award shall be the prorated, accordingly, between the goals that were exceeded and the next higher set of goals.